Exhibit 99.1
News Release
For Further Information
Investor Relations: Scott Dudley, 816.854.4505, scott.dudley@hrblock.com
Media Relations: Linda McDougall, 816.854.4559, lmcdougall@hrblock.com
H&R Block Signs Definitive Agreement to Sell Option One Mortgage Servicing Business to Affiliate of WL Ross & Co. LLC.
•	Based on Jan. 31 values, the formula purchase price would generate proceeds of approximately $1.1 billion.

•	Buyer’s obligations are subject to financing conditions, with closing on or before May 30, 2008.

•	Based on Jan. 31 values, transaction expected to reduce debt by approximately $700 million, and return approximately $270 million in additional cash.

•	Based on current values, transaction not expected to result in significant gain or loss in reported net income.
For Immediate Release March 17, 2008
          KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today announced it has signed a definitive agreement to sell the mortgage loan servicing business of its Option One Mortgage Corporation (“OOMC”) subsidiary to an entity sponsored by WL Ross & Co. LLC. (the “Buyer”), a private equity firm. The sale is subject to the satisfaction of specified conditions, including a financing contingency limiting the Buyer’s obligations. Under the purchase agreement, the Buyer will acquire all of the assets and certain liabilities related to OOMC’s servicing business, including the assets of OOMC’s call center subsidiary in India. Block previously shut down OOMC’s mortgage origination activities after exiting an earlier sale agreement with Cerberus Capital Management, LP, in December, 2007.
          Under the agreement both parties will be freed from any obligations if the transaction does not close by May 30, 2008 (the “Breakup Date”). However, the Buyer will be obligated to pay a reverse breakup fee to Block if the transaction fails to close prior to the Breakup Date due to Buyer’s inability to satisfy the financing condition to its obligations.
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H&R Block Signs Agreement to Sell Option One’s Servicing Business/page 2
          The purchase price at closing will be based on a formula to be applied to the closing date balance sheet of the servicing business. Based on the balance sheet as it existed on January 31, 2008, the Buyer would have assumed approximately $1.07 billion in servicing advances made by OOMC on behalf of mortgage security holders at a formula price of $0.97 per $1.00 of outstanding servicing advances. Thus, at January 31 the Buyer would have paid approximately $1.04 billion to acquire such advances, less a retained receivable. However, the Company expects the amount of outstanding servicing advances to grow during the period between January 31 and closing, and the actual price to be paid by the Buyer for the assumption of servicing advances will be based on the formula price.
          The servicing advances of OOMC are financed presently in significant part through a $1.2 billion Servicing Advance Facility (the “Servicing Facility”). The providers of the facility have issued a commitment letter to the Buyer regarding provision of a new servicing facility (the “New Servicing Facility”) to permit Buyer to acquire the outstanding advances under the Servicing Facility, as well as providing funding for future such advances. The commitment letter with respect to the New Servicing Facility is subject to various conditions, including completion of diligence, satisfactory documentation and the absence of certain material adverse events. Buyer’s obligations under the agreement announced today are entirely subject to completion of the New Servicing Facility.
          At January 31, 2008, OOMC had approximately $700 million in outstanding debt under the Servicing Facility. As a result, if the transaction had closed at that time the Company would have repaid this indebtedness and realized approximately $270 million additional cash as a result of Buyer’s assumption of servicing liabilities and other payments provided in the Agreement. However, the Company does not expect that closing of the transaction will lead to any significant increase or decrease in its reported income.
          Under the Agreement, the Company and OOMC are relieved from any obligation to provide servicing advances after the closing date, except that the Company has agreed to finance approximately $100 million of servicing advances that are presently ineligible for the Servicing Facility for an additional period. Buyer will undertake the collection of such servicing assets owned and financed by the Company. It is anticipated that this $100 million receivable will decline somewhat by the close of the transaction and that the Company will receive a significant portion of these receivables through post closing collections by the Buyer.
          Other major assets subject to the agreement are servicing related assets recorded by OOMC at January 31 at $85 million, which would be acquired by the Buyer for $65 million, and mortgage servicing rights recorded by OOMC at January 31 at $166 million, which would be acquired by the Buyer for $41 million. The proceeds of the transaction at closing, including the value of cash on hand, will be offset by retained liabilities of $60 million, as well as certain other purchase price deductions that are anticipated to total up to approximately $46 million.
          In the event that 30+ day delinquencies of the mortgage loans serviced by the servicing business as of the closing date exceed a specified threshold, a purchase

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H&R Block Signs Agreement to Sell Option One’s Servicing Business/page 3 price deduction would occur. The Buyer has agreed to offer positions with comparable terms to a substantial number of the employees of the servicing business.
          “In today’s turbulent markets, the challenge is to complete a transaction, not simply announce an agreement. We have reached what we consider to be a good agreement with WL Ross & Co., whose reputation for completing transactions is excellent” said Richard C. Breeden, Chairman of H&R Block. “However, there is still much work to be done until the business is safely transferred at closing.” Mr. Breeden added “We believe that this servicing business can best be carried out by an organization like WL Ross & Co. that is committed to continuing and growing the business. At the same time, completing this transaction will allow our company to be more squarely focused on what we’ve done best since 1955 – preparing America’s taxes.”
          Completion of the transaction is subject to the satisfaction of specified closing conditions, including obtaining a certain percentage of specified third-party consents relating to the transfer of servicing rights, the Buyer completing the New Servicing Facility, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act, the absence of the occurrence of a material adverse effect on the servicing business, and certain other customary closing conditions.
          H&R Block’s financial advisor in connection with the transaction was Lazard Frères & Co. LLC; legal advice was provided by the Jones Day law firm. WL Ross & Co. was represented by Weil, Gotshal & Manges.
Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the uncertainty regarding completion of the sale of the servicing business of Option One Mortgage Corporation; the value of the consideration to be received if the sale of the servicing business of Option One Mortgage Corporation is completed; uncertainties in the subprime mortgage industry and its impact on any operations of Option One Mortgage Corporation that continue to be operated by H&R Block; the liquidity demands associated with funding servicing advances to loan pools serviced by the company; potential litigation and other contingent liabilities arising from Option One Mortgage Corporation’s historical and ongoing operations; uncertainties pertaining to the commercial debt market; competitive factors; regulatory capital requirements; the company’s effective income tax rate; litigation; uncertainties associated with engaging a new auditor; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2007 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.
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Exhibit 99.1
About H&R Block
H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4 billion in fiscal year 2007.  H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 company-owned and franchised offices and through TaxCut® online and software solutions. The company also provides business services through RSM McGladrey and certain consumer financial services. For more information visit our Online Press Center at www.hrblock.com.
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